Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk (415) 896-6820 dsherk@evcgroup.com Greg Gin (646) 445-4801 ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Preliminary Fiscal 2011 Fourth Quarter Financial Results and Corporate Developments

ALBANY, N.Y. June 13, 2011 — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported preliminary unaudited financial results for the fiscal 2011 fourth quarter, as well as a transition in company leadership and its IDE filing for the NanoKnife® System study in pancreatic cancer.

Preliminary Fiscal Fourth Quarter Financial Results

The Company expects fourth quarter net sales to be approximately $56.4 million compared with fourth quarter 2010 net sales of $60.3 million. NanoKnife System sales are expected to be approximately $2.7 million compared with $1.9 million in the preceding quarter and $1.0 million in the prior year fourth quarter.  The Company had previously provided guidance for fiscal 2011 that resulted in a fourth quarter revenue outlook of between $57.5 and $60.5 million.  For the full fiscal year, net sales are expected to be flat compared with 2010 at $216.0 million while NanoKnife System sales grew to $7.3 million from $2.5 million in fiscal 2010.

For the fiscal fourth quarter of 2011, Oncology/Surgery sales grew approximately 11% from fourth quarter 2010 to approximately $18.5 million.  Vascular sales declined approximately 13% to $37.9 million.  International sales in the fourth quarter increased 28% to approximately $7.9 million from the prior year period, and domestic sales of approximately $48.5 million declined 10% from the prior year period.

AngioDynamics will record a one-time, non-cash charge in the fourth quarter of $4.2 million, or $0.11 after-tax loss per share, reflecting the Company’s decision to discontinue the development of a product using technology licensed in 2006 from Medron.  Prior to the recognition of this non-cash charge, for the fourth quarter AngioDynamics is expected to earn between $0.10 and $0.11 per fully diluted common share.  On a GAAP basis, the Company is expected to report approximately breakeven EPS results for the fourth quarter. Cash and investments as of May 31, 2011, were approximately $131.5 million compared with $120.2 million at February 28, 2011.

Final results for the fiscal fourth quarter and full year 2011 are expected to be released on July 14, 2011.

Leadership Transition

AngioDynamics also reported today that Jan Keltjens has resigned as President, Chief Executive Officer and a member of the Board of Directors.  A search for his replacement is underway and includes a defined set of candidates.  Mr. Keltjens resignation is effective immediately, and Scott Solano, AngioDynamics’ Senior Vice President and Chief Technology Officer, will serve as the Company’s interim CEO until the appointment of a new CEO.

“The Board and Jan agree that now is an opportune time for a change in the leadership of AngioDynamics,” said Vincent Bucci, Chairman.  “We thank Jan for his efforts during the past two-plus years and wish him the very best in his future endeavors.

“The Board believes that while AngioDynamics can and will become one of the faster growing companies in the medical device industry, we have underperformed in the recently-completed fiscal year,” added Mr. Bucci.  “The Company’s numerous strengths include a robust R&D pipeline being well managed by Scott Solano and the very promising NanoKnife® System, which is generating impressive clinical data.  In May, the FDA approved our IDE for the System’s study in prostate cancer and we recently submitted our IDE application to the FDA for the NanoKnife study in pancreatic cancer.  Additionally, we have more than $130 million in cash, which can be invested in growth strategies.  In executing our search for a new CEO, the Board believes that the successful candidate will have a track record of generating growth and shareholder value, as well as strong experience with broad medical device product lines involving complex sales and marketing processes.

“During this transition period, we are fortunate to have an executive with the skills and experience that Scott brings to AngioDynamics,” continued Mr. Bucci. “During our succession planning process, Scott indicated he would not like to be considered for the CEO position should it become available, but we are grateful for his willingness to serve in that capacity on an interim basis, and we fully expect that he will return to his CTO position with the appointment of the new CEO.”

Before joining AngioDynamics, Mr. Solano served as President and Chief Executive Officer of Arterial Vascular Engineering, a 6,000-person company focused on cardiovascular stents, acquired by Medtronic, Inc. in 1999 for $3.7 billion.  Mr. Solano worked at Medtronic for more than seven years holding executive positions of increasing responsibility in technology management, new product development and operations, primarily in the Company’s Interventional Vascular business.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP Earnings Per Share. Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, prospects, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “promises,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010, and its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.